EXHIBIT 99.1

NEWS RELEASE

Contact: Kathy Liebmann	(734) 241-2438	kathy.liebmann@la-z-boy.com

LA-Z-BOY REPORTS FISCAL 2013 FIRST-QUARTER  RESULTS

MONROE, MI., August 21, 2012—La-Z-Boy Incorporated (NYSE: LZB) today reported its operating results for the fiscal 2013 first quarter ended July 28, 2012.

Fiscal 2013 first quarter highlights:

•	Sales for the first quarter increased 7.6% compared with the fiscal 2012 first quarter;
•	Same-store written sales for the La-Z-Boy Furniture Galleries® store network increased 9.2% for the first quarter;
•	The upholstery segment’s sales increased 9.5%, and its operating margin was 6.5% versus 5.1% in last year’s first quarter;
•	Delivered sales in the company-owned retail segment increased 17%, and the segment’s operating margin improved to (3.5%) from (6.9%) in last year’s first quarter;
•	Consolidated operating income was $7.6 million compared with $3.5 million in the fiscal 2012 first quarter; and
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Diluted earnings per share attributable to La-Z-Boy Incorporated were $0.08 versus $0.85 per share in last year’s first quarter, of which $0.81 per share was attributable to the reduction of certain valuation reserves against the company’s deferred tax assets.

Net sales for the fiscal 2013 first quarter were $301.5 million, up 7.6% compared with the prior year’s first quarter.  The company reported net income attributable to La-Z-Boy Incorporated of $4.4 million, or $0.08 per diluted share versus $45.5 million, or $0.85 per diluted share in the prior-year period, of which $43.4 million, or $0.81 per share was attributable to a reduction of certain valuation reserves against the company’s deferred tax assets.

Kurt L. Darrow, Chairman, President and Chief Executive Officer of La-Z-Boy, said, “We are  pleased with our results for the quarter, particularly given the seasonal impact the summer period has on our industry.  As we expected, the pace of delivered sales in our upholstery and retail segments increased during the period as the strong written orders from the past several months flowed through to delivered sales this quarter.  In addition to increasing sales in all three business segments for the quarter and posting 9.2% same-store-sales growth for our network of La-Z-Boy Furniture Galleries® stores, we more than doubled our operating income.  Our results reflect our ability to leverage a lean cost structure and, as we move into what is typically a stronger fall selling season, we expect to continue to capitalize on the strength of our brand and marketing initiative as well as our vast network of proprietary distribution to drive growth, retail profitability and positive conversion on additional volume.”

Wholesale Segments

For the fiscal 2013 first quarter, sales in the company’s upholstery segment increased to $238.2 million from $217.5 million in the prior year’s first quarter.  The upholstery segment’s operating margin for the quarter was 6.5% compared with 5.1% in last year’s first quarter.  In the casegoods segment, sales for the fiscal 2013 first quarter were $34.6 million, up 1.4% from $34.1 million in the fiscal 2012 first quarter, and the operating margin for the segment improved to 3.7% from 1.6% in last year’s first quarter.

Darrow commented, “We remain pleased with the success of our brand platform marketing initiative, which we believe is driving a more qualified consumer to our stores and dealers while consistently increasing traffic to our web site.  Importantly, the brand platform marketing initiative is successfully communicating to the consumer that La-Z-Boy offers a wide selection of stylish furniture, as evidenced by a continuing increase in sales of stationary furniture in addition to our well-known line of recliners. Additionally, the pace of same-store-sales comparisons reported for the La-Z-Boy Furniture Galleries® network of stores remains strong, which bodes well going forward as we work to continue to increase our market share.  Although the summer period is seasonally slower than the remainder of the year, our upholstery segment posted a 9.5% increase in sales.  With a lean structure throughout our manufacturing facilities, we also improved our operating margin for the period. Moving into the remainder of the year, we believe we will realize even greater efficiencies in our operating structure compared to the first quarter when our manufacturing facilities were shut down for a week for vacation and scheduled maintenance.”

Darrow continued, “While the industry continues to face sales challenges with higher ticket dining room and bedroom casegoods groups, we are experiencing greater growth in our occasional furniture lines. Additionally, we continued to reduce our costs throughout the group, and that, combined with better merchandising and more effective promotions, enabled us to deliver an improved operating margin for the segment.  Also, we will begin production this quarter of several new American Drew bedroom groups at our Hudson, North Carolina facility, which will provide for a higher capacity utilization rate and should increase operating efficiencies at the plant.”

Retail Segment

For the fiscal 2013 first quarter, retail delivered sales were $57.1 million, up 17.0% compared with the first quarter of last year as a result of fourth-quarter written orders for our company-owned stores flowing through to the first quarter in addition to the ongoing order rate.  The retail group continued to make progress in its operating performance, posting an operating loss of $2.0 million, with an operating margin of (3.5%) compared with an operating loss of $3.4 million, or an operating margin of (6.9%), in last year’s first quarter.

Darrow stated, “We delivered our fourteenth consecutive quarter of performance improvement in our retail operation, continuing on the path to profitability.  Our cost structure is lean and our sales team is engaged and utilizing established team selling processes.  We continue to increase our average ticket performance, leading to higher margins, while increasing our close ratio, and these factors drove our performance in the segment.”

Darrow added, “We recently announced that we intend to acquire the southern Ohio market, consisting of nine La-Z-Boy Furniture Galleries® stores in Cincinnati, Columbus and Dayton, and a supporting distribution center.”  These stores had combined annual revenue in calendar 2011 of approximately $30 million.  The transaction is a result of the planned retirement of the two owners and the mutually agreed-upon decision that selling the stores to La-Z-Boy Incorporated would be in the best interest of their employees while providing for the greatest stability and continuity of the long-standing southern Ohio business.  Darrow continued, “The nine stores and distribution center will become part of La-Z-Boy’s retail operation and will bring the total company-owned store count to 94. As a consistent solid performer, we expect the enterprise to be accretive to our earnings.”  The transaction is expected to close in October 2012, subject to customary closing conditions.

La-Z-Boy Furniture Galleries® Stores Network

System-wide, for the first quarter of fiscal 2013, including company-owned and independent-licensed stores, same-store written sales, which the company tracks as an indicator of retail activity, were up 9.2% versus last year’s first quarter.

Total written sales, which include new and closed stores, for the first quarter were up 11%.  At the end of the first quarter, the La-Z-Boy Furniture Galleries® store system was composed of 312 stand-alone stores.

Additionally, the La-Z-Boy Furniture Galleries® store network, including company-owned and independent-licensed stores, plans to open, remodel or relocate 10 to 15 additional stores throughout fiscal 2013, of which two opened in the first quarter, one was remodeled and one was relocated.  Two stores were closed during the quarter.

Balance Sheet and Cash Flow

During the quarter, the company used $15.3 million in cash for operating activities. In addition, it transferred $15 million into longer term investments and restricted cash accounts to increase its return on investments and reduce interest costs.  The company ended the period with $112.6 million in cash and equivalents while decreasing total debt to $7.8 million.  Additionally, during the quarter inventory rose, primarily as a result of a planned increase of fabric and leather levels to improve the company’s in-stock position as it heads into the traditionally stronger fall selling season.  At the same time, liabilities decreased, mainly due to the fiscal 2012 annual incentive payout during the fiscal 2013 first quarter, and the seasonality associated with the summer period.  Receivables also decreased compared to the fiscal 2012 year end due to one less week of shipments resulting from the one-week closure of the company’s manufacturing facilities. At quarter end, La-Z-Boy’s debt-to-capitalization ratio was 1.7% compared with 2.1% at the end of fiscal 2012 and 7.0% at the end of the first quarter last year.  During the quarter, the company purchased 0.3 million shares of stock in the open market under its existing authorized share purchase program.

Other

La-Z-Boy Incorporated announced that it is exploring options to build a new World Headquarters building in Monroe, Michigan, resulting in the development of a landmark office campus which would retain the company’s approximately 500 headquarters employees in the Monroe community and surrounding area.  Contingent upon approval of state and local incentives, the company is focused on a land purchase agreement with the Sisters of the Monroe-based Immaculate Heart of Mary (IHM) order.  The proposed concept would involve the acquisition and development of a significant tract of land currently on IHM’s Monroe campus.  The company is committed to developing a LEED-certified building utilizing recognized sustainable building practices.  In addition, revenue from this agreement would enable IHM to continue the development of their campus as a learning lab for sustainable living.  Darrow commented, “We look forward to building a new headquarters that is in concert with our evolving image as a truly global organization and where we can host our customers, suppliers and other visitors from around the world.  We are also enthused about our potential purchase agreement with the Sisters, Servants of the Immaculate Heart of Mary, and with the possibility of staying in Monroe.  This project would be a large undertaking for La-Z-Boy and will only be feasible in Michigan with financial support and assistance from the State of Michigan, Monroe County, the city of Monroe, Frenchtown Township and others.”  The company has begun discussions with these groups about economic incentives, re-zoning and permitting, and pending the necessary approvals and support by these groups, the company hopes to make a final decision about the new facility by the end of the calendar year.

Business Outlook

Darrow stated, “The operating environment remains challenging and, as a result, until there is a strengthening of the economy, the furniture industry will continue to face headwinds.  However, with the strength of our brand, the success of our marketing initiatives and the vast network of La-Z-Boy branded distribution outlets, we believe we have the ability to continue to grow and increase our market share.  Further, we believe our positioning within the marketplace will allow us to capitalize on an improving economy, particularly as housing and consumer confidence strengthen. We will continue to strategically invest in those areas of our business where we believe the investments will improve our performance.”

Conference Call

La-Z-Boy will hold a conference call with the investment community on Wednesday, August 22, 2012, at 8:30 a.m. eastern time.  The toll-free dial-in number is 877.407.0778; international callers may use 201.689.8565.

Forward-looking Information

This news release contains, and oral statements made from time to time by representatives of La-Z-Boy may contain, “forward-looking statements.” With respect to all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual results could differ materially from those we anticipate or project due to a number of factors, including: (a) changes in consumer confidence and demographics; (b) speed of recovery from the recent economic recession or the emergence of a second wave of the recession; (c) changes in the real estate and credit markets and their effects on our customers and suppliers; (d) international political unrest, terrorism or war; (e) volatility in energy and other commodities prices; (f) the impact of logistics on imports; (g) interest rate and currency exchange rate changes; (h) operating factors, such as supply, labor or distribution disruptions; (i) any court actions requiring us to return our share of certain Continued Dumping and Subsidy Offset Act distributions; (j) changes in the domestic or international regulatory environment; (k) adoption of new accounting principles; (l) severe weather or other natural events such as hurricanes, earthquakes, flooding, tornadoes and tsunamis; (m) our ability to procure fabric rolls and leather hides or cut-and-sewn fabric and leather sets domestically or abroad; (n) fluctuations in our stock price; (o) information technology conversions or system failures; (p) effects of our brand awareness and marketing programs; (q) the discovery of defects in our products resulting in delays in manufacturing, recall campaigns, reputational damage, or increased warranty costs; (r) litigation arising out of alleged defects in our products; (s) our ability to locate new La-Z-Boy Furniture Galleries® stores owners and negotiate favorable lease terms for new or existing locations; and (t) those matters discussed in Item 1A of our fiscal 2012 Annual Report on Form 10K and other factors identified from time-to-time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, whether to reflect new information or new developments or for any other reason.

Additional Information

This news release is just one part of La-Z-Boy’s financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, which is available at: http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-sec.  Investors and others wishing to be notified of future La-Z-Boy news releases, SEC filings and quarterly investor conference calls may sign up at:  http://investors.la-z-boy.com/phoenix.zhtml?c=92596&p=irol-alerts&t=&id=&.

Background Information

La-Z-Boy Incorporated is one of the world’s leading residential furniture producers, marketing furniture for every room of the home. The La-Z-Boy Upholstery Group companies are Bauhaus, England and La-Z-Boy. The operating units in the Casegoods Group consist of two groups, one including American Drew, Lea and Hammary, and the second being Kincaid. The company-owned retail segment includes 85 of the 312 La-Z-Boy Furniture Galleries® stores.

The corporation’s proprietary distribution network is dedicated to selling La-Z-Boy Incorporated products and brands, and includes 312 stand-alone La-Z-Boy Furniture Galleries® stores and 550 independent Comfort Studios® locations, in addition to in-store gallery programs for the company’s Kincaid, England and Lea operating units. Additional information is available at http://www.la-z-boy.com/.